Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of January 19, 2011,

between

FMR Co., Inc.

and

Fidelity Management & Research (Hong Kong) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Covington Trust	Fidelity High Yield Factor ETF	Equity	03/07/2018
Fidelity Hanover Street Trust	Fidelity Emerging Markets Debt Central Fund	Equity	01/19/2011

Agreed and Accepted

as of April 23, 2018

FMR Co., Inc.	Fidelity Management & Research (Hong Kong) Limited

By:

/s/Harris G. Komishane

By:

/s/Sharon Lecornu

Name:

Harris G. Komishane

Name:

Sharon Lecornu

Title:

Treasurer

Title:

Director